UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2005

Chart Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11442	34-1712937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, OH	44125
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 753-1490

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 17, 2005 (the “Effective Date”), the closing of the merger of CI Acquisition, Inc. (“CI Acquisition”) with and into Chart Industries, Inc. (the “Company”) took place under the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, certain stockholders of the Company (the “Principal Stockholders”), First Reserve Fund X, L.P. (“First Reserve Fund”), and CI Acquisition, a wholly owned subsidiary of First Reserve Fund. A press release announcing the closing of this transaction is attached as Exhibit 99.1. The press release is not incorporated into this item by reference.

Before the closing of the merger on the Effective Date, the Principal Stockholders sold their shares of common stock of the Company (the “Common Stock”) to CI Acquisition, for a purchase price of $64.75 per share, which represents $65.74 minus the Company’s transaction expenses related to the Merger Agreement of $0.99 per share. The shares of Common Stock that CI Acquisition purchased from the Principal Stockholders represented approximately 92% of the outstanding Common Stock of the Company on the Effective Date. Immediately following CI Acquisition’s purchase of the Principal Stockholder’s shares, CI Acquisition merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of First Reserve Fund.

At the effective time of the Merger on the Effective Date (the “Effective Time”), each outstanding share of Common Stock (other than treasury stock, shares held by First Reserve Fund or CI Acquisition, and shares as to which appraisal rights are exercised under Delaware law) was converted into the right to receive $64.75 per share, in cash without interest (the “Merger Consideration”). As of the Effective Time, all shares of Common Stock were cancelled and ceased to be outstanding and each holder of a certificate representing such Common Stock ceased to have any rights with respect to the Common Stock, except appraisal rights or the right to receive the Merger Consideration upon the surrender of the certificate.

In addition, at the Effective Time, each outstanding warrant (each, a “Warrant”) issued pursuant to that certain Warrant Agreement, dated September 15, 2003, as amended (the “Warrant Agreement”), between the Company and National City Bank, as Warrant Agent was cancelled. After the Effective Time, no holder of a Warrant has any rights in respect of the Warrant, other than the right to receive, upon surrender of the Warrant in accordance with the Merger Agreement, $31.78 per Warrant, in cash without interest (the “Warrant Consideration”). The Warrant Consideration reflects the excess of the Merger Consideration over $32.97, the exercise price per share under the Warrants.

Following the Effective Time, there will be no further registration of transfers of Common Stock or Warrants. Holders of Common Stock and Warrants as of the Effective Time will be sent a letter of transmittal and related instructions (the “Letter of Transmittal”) for use in the surrender of certificates formerly representing shares of Common Stock and Warrants in exchange for the Merger Consideration and Warrant Consideration, respectively. The Letter of Transmittal, which will be accompanied by a notice of merger, is expected to be sent no later than October 27, 2005. Holders of certificates formerly representing Common Stock or Warrants should not submit their certificates for exchange except in accordance with the Letter of Transmittal. If holders of certificates do not receive the Letter of Transmittal, they are encouraged to contact the Exchange Agent, National City Bank, at 1-800-622-6757.

The Merger Agreement was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2005, and is incorporated herein by reference. The descriptions in this Current Report on Form 8-K concerning the terms of the Merger Agreement and the Merger are qualified in their entirety by reference to the full text of the Merger Agreement.

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Pursuant to applicable Securities Exchange Act of 1934 (the “Exchange Act”) rules, officers of the Company have been instructed to file a Form 15 with the SEC for the Common Stock and the Warrants. A company whose securities are held of record by less than 300 persons may file a Form 15 to terminate its registration with the SEC and suspend its duty to file reports under Section 13(a) or 15(d) of the Exchange Act. Upon the filing of the Form 15 with respect to the Common Stock and Warrants, the Company will no longer be required to file quarterly, annual or other reports under Section 13(a) of the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description
99.1	Press Release dated October 17, 2005

This exhibit is furnished with this Current Report on Form 8-K and is not deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this Current Report on Form 8-K and regardless of any general incorporation language in such filing, except as may be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHART INDUSTRIES, INC.

By:	/s/ Michael F. Biehl
Michael F. Biehl
Chief Financial Officer and Treasurer

Date: October 17, 2005

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EXHIBIT INDEX

Exhibit No	Description
99.1	Press Release dated October 17, 2005